Exhibit 99.1

NextCure and Avere Therapeutics Announce Merger to Advance Once-Weekly Oral IL-23 Therapy

Avere Therapeutics’ lead program, AVR-001, is a differentiated oral peptide interleukin-23 (IL-23) receptor antagonist, with Phase 1b psoriasis data supporting its potential to be rapidly developed as a convenient, once-weekly oral therapy

Concurrent $320 million private investment from world-class investor syndicate ensures combined company is well-capitalized to accelerate development of AVR-001

Company’s financial runway expected to fund AVR-001 through Phase 2b readout in psoriasis, initiation of a Phase 3 trial in psoriasis, and initiation of a Phase 2b trial in ulcerative colitis

Company to be led by a seasoned team of biotech executives: Andrew Cheng, MD, PhD as CEO, President, & Chairman of the Board; Kitty Yale as CDO; William White as CFO & Head of Corporate Development; and Brett Pletcher as General Counsel

San Francisco, CA, July 14, 2026 – NextCure, Inc. (Nasdaq: NXTC) (“NextCure”) and Avere Therapeutics, Inc. (“Avere”), a privately-held biotechnology company advancing oral therapies for IL-23 driven inflammatory diseases, today announced they have entered into a definitive merger agreement (the “Agreement”) for an all-stock transaction. The Agreement brings together Avere’s differentiated oral IL-23 program with NextCure’s public market infrastructure to accelerate development of AVR-001. Upon completion of the transaction, which is expected to occur in the second half of 2026, the combined company is expected to operate as Avere Therapeutics, Inc., and trade on Nasdaq under the ticker symbol “AVRX.”

Avere is led by a seasoned executive team that guided Akero Therapeutics (Nasdaq: AKRO) from pre-IPO through its sale to Novo Nordisk for up to $5.2 billion in December 2025. The team is led by Andrew Cheng, MD, PhD, Chief Executive Officer, President, and Chairman of the Board and includes Kitty Yale, Chief Development Officer; William White, Chief Financial Officer and Head of Corporate Development; and Brett Pletcher, General Counsel.

A concurrent $320 million private placement was led by Fairmount and Hansoh Pharmaceutical Group Co., Ltd. (“Hansoh”), with participation from Venrock Healthcare Capital Partners; General Atlantic; Janus Henderson Investors; Wellington Management; Boyu Capital; Sirona Capital; funds and accounts advised by T. Rowe Price Investment Management Inc.; RTW Investments; Sirenia Capital Management LP; Logos Capital; Redmile; Affinity Asset Advisors, LLC; Balyasny Asset Management; Wedbush Healthcare Partners; and other institutional investors. The financing includes $251 million of convertible notes (and interest thereon) that will be exchanged for common stock concurrently with the closing of the merger. The private placement is expected to fully fund company operations through the readout of a global Phase 2b trial in psoriasis, commencement of a Phase 3 trial in psoriasis, and commencement of a Phase 2b trial in ulcerative colitis.

Avere recently completed a global, ex-Greater China exclusive licensing agreement with Hansoh, a leading innovation-driven pharmaceutical enterprise, granting Avere ex-China rights for the development, manufacture, and commercialization of AVR-001, a cyclic peptide IL-23 receptor antagonist. In exchange, Hansoh will receive upfront payments totaling $120 million and is eligible to receive up to $2.18 billion in customary development and sales milestones as well as mid-single to low-double digit sales royalty payments.

“The combination of the strong clinical data from Hansoh’s Phase 1b psoriasis study, the capital raised through this financing from a world-class investor syndicate, and immediate access to the public markets positions us to be highly competitive in the emerging oral IL-23 market,” said Andrew Cheng, MD, PhD, CEO of Avere. “We have a clear line of sight to potentially value-generating clinical data and the resources to execute our plans. We are focused on rapidly delivering a once-weekly oral IL-23 therapy that combines best-in-class convenience with efficacy competitive with other emerging oral IL-23 therapies.”

AVR-001 is engineered for enhanced pharmacokinetic properties, including a half-life of approximately 100 hours, enabling once-weekly oral dosing. Clinical data from the Phase 1b trial conducted by Hansoh in patients with moderate-to-severe plaque psoriasis demonstrate once-weekly AVR-001 achieved Week 4 and Week 8 PASI and PASI 75 responses comparable on a cross-trial basis to the first-generation once-daily oral inhibitor, despite only 4 weeks of dosing, suggesting durable pharmacodynamic activity. After four weeks of dosing, AVR-001 was generally well-tolerated, with an overall adverse event profile supporting continued clinical development. A US IND for AVR-001 is open, and initiation of the Phase 2b study by Avere is anticipated in early 2027, with an expected readout in the first half of 2028. A Phase 2b psoriasis study in China conducted by Hansoh is also expected to read out in 2027.

“Since our founding, NextCure has been committed to advancing innovative therapies designed to improve outcomes for patients. I am incredibly proud of the dedication, talent, and perseverance of the NextCure team and the important contributions they have made in pursuit of our mission,” said Michael Richman, President and CEO of NextCure. “We are pleased to announce this transaction with Avere, which represents a compelling opportunity for NextCure’s stockholders to participate in the development of once-weekly AVR-001 and its significant therapeutic and commercial potential. NextCure’s Board of Directors and management team are in full support of this transaction, and we believe Avere’s strong balance sheet and experienced management team are well-positioned to successfully execute on the development plans for AVR-001.”

About the Proposed Transaction

Under the terms of the merger agreement, as of the closing of the proposed merger, the pre-merger NextCure stockholders are expected to own approximately 1.21% of the combined company and the pre-merger Avere stockholders (inclusive of those investors participating in the pre-closing financing) are expected to own approximately 98.79% of the combined company. The percentage of the combined company that NextCure’s stockholders will own as of the closing of the proposed merger is subject to adjustment based on the estimated amount of NextCure’s net cash immediately prior to the closing date.

The transaction has received approval by the Board of Directors of both companies and is expected to close in the second half of 2026, subject to certain closing conditions, including, among others, approval by the stockholders of each company, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the securities to be issued in connection with the proposed merger and the satisfaction of other customary closing conditions.

The combined company plans to operate under the name Avere Therapeutics, Inc. and will be led by Dr. Andrew Cheng, Avere’s current Chief Executive Officer. Avere’s existing Board of Directors will become directors of the combined company. The Board is chaired by Dr. Cheng and includes Julianne Bruno (Fairmount) and two representatives from Hansoh. In addition, Nimish Shah (Venrock Healthcare Capital Partners) is expected to join the Board prior to transaction closing.

NextCure stockholders are eligible to receive a contingent value right (CVR) entitling them to 90% of net proceeds from any future license, divestiture or other monetization of NextCure’s pipeline assets and other programs for a period of two years following the closing of the transaction.

Wedbush Securities Inc. is serving as exclusive strategic financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Avere. Jefferies and Wedbush & Co., LLC are serving as placement agents to Avere. Cooley LLP is serving as legal counsel to the placement agents. Tungsten Advisors is serving as financial advisor and Sidley Austin LLP is serving as legal counsel to NextCure.

About NextCure Inc.

NextCure is a clinical-stage biopharmaceutical company focused on advancing innovative medicines to treat cancer patients through the use of targeted therapies including antibody-drug conjugates. It focuses on advancing therapies that leverage core strengths in understanding biological pathways and biomarkers, the interactions of cells within and beyond the tumor microenvironment and the role each interaction plays in biologic response.

About Avere Therapeutics

Avere Therapeutics is a biotechnology company developing oral therapies for the treatment of IL-23-driven inflammatory diseases. Avere's lead asset, AVR-001, is an oral IL-23 receptor antagonist with the potential to deliver competitive efficacy with emerging oral IL-23 therapies in a convenient, once-weekly dose. Avere is initially advancing AVR-001 in psoriasis, with potential to expand into multiple indications, including ulcerative colitis, Crohn's disease, and psoriatic arthritis, where the IL-23 pathway is validated and the need for more convenient and effective therapies remains high. For more information, visit www.averetx.com.

Forward Looking Statements

This press release contains forward-looking statements concerning NextCure, Avere, the proposed pre-closing financing and the proposed merger (collectively, the “Proposed Transactions”) and other matters. These forward-looking statements include, but are not limited to, express or implied statements relating to NextCure’s and Avere’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the Proposed Transactions and their expected effects, perceived benefits or opportunities, including expected investment amounts and proceeds from investors, and related timing with respect thereto; expectations regarding or plans for discovery, preclinical studies, clinical trials and research and development programs, in particular with respect to AVR-001, and any developments or results in connection therewith; the anticipated timing of the commencement of and results from those studies and trials; expectations regarding the use of proceeds, the sufficiency of post-transaction resources to support the advancement of Avere’s pipeline through certain milestones and the time period over which the combined company’s post-transaction capital resources will be sufficient to fund the combined company’s anticipated operations; and statements related to the Company’s intellectual property, its freedom to operate and the intellectual property of others; the combined company operating under the name Avere Therapeutics, Inc. and trading on Nasdaq under the ticker symbol “AVRX”; the expected ownership percentages of pre-merger NextCure and Avere stockholders following the closing of the proposed merger; the potential for AVR-001 to be a treatment for IL-23-driven inflammatory diseases; and whether AVR-001 will achieve clinical proof of concept, match the efficacy of other oral IL-23 therapies, or achieve once-weekly dosing convenience. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of this press release and are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the following: the risk that the Proposed Transactions may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to the closing of the merger, including obtaining the requisite approvals of the stockholders of each of NextCure and Avere and the effectiveness of the registration statement to be filed with the SEC in connection with the Proposed Transactions; risks related to the clinical development of AVR-001, including the possibility of delays, unfavorable clinical results, safety or tolerability issues, or the failure to obtain regulatory approval; uncertainties regarding the capabilities and potential of Avere’s pipeline programs; the risk that the financing may not close or may not generate the anticipated proceeds; market, macroeconomic, or other conditions that could adversely affect the combined company’s cash runway or ability to raise additional capital; risks related to the integration of the two companies and the management of a newly public company; the highly competitive nature of the IL-23-driven inflammatory disease therapeutic landscape, including the risk that competitors may develop superior or more cost-effective therapies; risks related to the Company’s dependence on the in-licensed Hansoh program and the terms of the Hansoh license, including the associated milestone and royalty obligations; the risk that clinical data generated by Hansoh outside the United States may not be replicated in the Company’s own clinical trials or accepted by the U.S. Food and Drug Administration; risks related to the Company’s ability to obtain, maintain, protect and enforce its intellectual property rights, including the scope, validity, enforceability and duration of those rights; risks related to third-party claims that the Company’s products, product candidates or technologies infringe, misappropriate or otherwise violate the rights of others; and the adjustment to the exchange ratio based on the estimated amount of NextCure’s net cash.

Additional factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release are discussed in NextCure’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the SEC from time to time, and will be discussed in the registration statement to be filed by NextCure with the SEC in connection with the Proposed Transactions. Readers are cautioned not to place undue reliance on these forward-looking statements. Each of NextCure and Avere expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. All forward-looking statements are made as of the date of this press release.

No Offer or Solicitation

This press release and the information contained herein is not intended to and does not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the Proposed Transactions or (ii) an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the Proposed Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except in accordance with the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESS RELEASE IS TRUTHFUL OR COMPLETE.

Important Additional Information about the Proposed Transactions Will be Filed with the SEC

This press release is not a substitute for the registration statement or for any other document that NextCure may file with the SEC in connection with the Proposed Transactions. In connection with the Proposed Transactions between NextCure and Avere, NextCure intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement/prospectus of NextCure. NextCure URGES INVESTORS AND STOCKHOLDERS TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEXTCURE, AVERE, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed by NextCure with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Proposed Transactions. In addition, investors and stockholders should note that NextCure communicates with investors and the public using its website (www.NextCure.com).

Participants in the Solicitation

NextCure, Avere and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Proposed Transactions. Information about NextCure’s directors and executive officers, including a description of their interests in NextCure, is included in NextCure’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q filed with the SEC, including any information incorporated therein by reference, as filed with the SEC, and other documents that may be filed from time to time with the SEC. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement/prospectus relating to the Proposed Transactions when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Media and Investor Contact

Lia Dangelico

 Deerfield Group

lia.dangelico@deerfieldgroup.com